Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of Patrick Industries, Inc. for the registration of 135,000 shares of its common stock and to the incorporation by reference therein of our report dated April 14, 2009, (except Note 20, as to which the date is March 30, 2011), with respect to the consolidated financial statements of Patrick Industries, Inc. for the year ended December 31, 2008, included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
December 15, 2011